Exhibit 99.1

Columbia Banking System Acquires Deposits and Assets of

Columbia River Bank, The Dalles, Oregon

Company Release - 01/22/2010 21:47

TACOMA, Wash., Jan. 22 /PRNewswire-FirstCall/ — Columbia Banking System, Inc. (Nasdaq: COLB) today announced its wholly owned subsidiary, Columbia State Bank, has acquired all of the deposits and certain assets of Columbia River Bank from the Federal Deposit Insurance Corporation (FDIC), which was appointed receiver of the institution.

“We are very pleased to warmly welcome former Columbia River Bank customers into our extended Columbia State Bank network,” said Melanie J. Dressel, President and Chief Executive Officer, Columbia Banking System. “Branches will open under new ownership; however, customers will be able to bank as usual during regular business hours, and their deposits are safe, available and remain FDIC insured. We look forward to working with the Columbia River team during this transition and are committed to serving the communities that Columbia River Bank has long embraced.”

Columbia Banking System will acquire approximately $1.0 billion in assets and approximately $980 million in deposits located in 21 branches in Oregon and Washington. Columbia River Bank’s loan portfolio of approximately $700 million will be subject to a loss-sharing agreement with the FDIC. Columbia Banking System participated in a competitive bid process, whereby it agreed to assume all of the deposits and nearly all of the assets of Columbia River Bank. The accepted bid included a 1% deposit premium on non-brokered deposits and a negative bid of $43.9 million on net assets acquired.

Web Conference Call

Columbia Banking System’s management will review the acquisition on a web conference call scheduled for Monday, January 25, 2010 at 1:00 p.m. PST (4:00 p.m. EST). Interested parties may view the slide portion of this online review by going to:

https://columbiabank.webex.com/columbiabank/k2/j.php?ED=131503237&UID=111306 5282&RT=MiM0

2. Enter your name and email address.

3. Enter the session password: This session does not require a password.

4. Click “Join Now”.

5. Follow the instructions that appear on your screen.

Session number: 963 883 456

In order to hear management’s audio portion of the call, participants will also need to:

Call-in toll-free number (US/Canada):1-866-699-3239

Access code: 963 883 456

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was awarded second place in the large employer category by Seattle Business Magazine’s “100 Best Companies to Work For 2009”. With the 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp and the 2008 internal merger of its subsidiary, Bank ofAstoria, into Columbia Bank, Columbia Banking System has 52 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston, Whatcom and Clark counties in Washington State, and Clackamas, Clatsop, Tillamook and Multnomah counties in Oregon. Columbia Bank does business under the Bank ofAstoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita and Tillamook in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of our style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in our filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local and national economic conditions are less favorable than expected or have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets; (2) a continued decline in the housing/real estate market; (3) changes in interest rates significantly reduce interest margins and negatively affect funding sources; (4) deterioration of credit quality that could, among other things, increase defaults and delinquency risks in the Banks’ loan portfolios (5) projected business increases following strategic expansion activities are lower than expected; (6) competitive pressure among financial institutions increases significantly; (7) legislation or regulatory requirements or changes adversely affect the businesses in which we are engaged; and (8) our ability to realize the efficiencies we expect to receive from our investments in personnel, acquisitions and infrastructure

Contacts: Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

SOURCE Columbia Banking System, Inc.

Contact: Melanie J. Dressel, President and Chief Executive Officer, +1-253-305-1911, or Gary R. Schminkey, Executive Vice President and Chief Financial Officer, +1-253-305-1966, both of Columbia Banking System, Inc.